Exhibit 3.1
                            ARTICLES OF INCORPORATION
                                       OF
                                ASSURE DATA, INC.


The undersigned incorporator hereby forms a corporation pursuant to the General Corporation Law of the State of Nevada. (Chapter 78 of Nevada Revised Statutes ("NRS").

                                    ARTICLE I
                                 CORPORATE NAME

The name of the Corporation is Assure Data, Inc.

                                   ARTICLE II
                                REGISTERED OFFICE

The registered office of the corporation in the State of Nevada is The Corporation Trust Company of Nevada, 6100 Neil Road, Ste. 500, Reno, Nevada, Washoe County. The registered agent in thereof at such address is The Corporation Trust Company

                                   ARTICLE III
                                    DURATION

The duration of the Corporation shall be perpetual.

                                   ARTCILE IV
                                 GENERAL PURPOSE

The purpose of the Corporation is to engage in any lawful act of activity for which corporations may be organized under the General Corporation Law of Nevada.


                                    ARTICLE V
                                  CAPITAL STOCK

The total number of share of all classes of capital stock that the Corporation has the authority to issue is One Hundred Million (100,000,000) shares, $.001 par value per share. Except as may be otherwise required by law of this Certificate of Incorporation, each holder of Common Stock has one vote in respect of each share of stock held by him of record on the books of the corporation on all matters voted upon by the Stockholders.

                                   ARTICLE VI
                                    DIRECTORS

The business and affairs of the Corporation shall be managed by or under the direction of the board of directors, which initially shall consist of one director. The number of directors comprising the board of directors shall be fixed upon resolution of the board of directors and may be increased or decreased from time to time in the manner provided in the by-laws of the Corporation; except that, at no time shall there be less than one (1) director. The name, address and category of the initial member of the board of directors is Robert Lisle, 2591 Dallas Parkway, Suite 102, Frisco, TX 75034.

                                   ARTICLE VII
                                  INCORPORATOR

The name and mailing address of the incorporator of the Company is Maria Ozaeta, c/o CT Corporation System, 350 N. St. Paul Street, Suite 2900, Dallas TX 75201.

                                  ARTICLE VIII
                                NON-ASSESSABILITY

Shares of the Corporation shall not be subject to assessment for payment of the debts of the Corporation.

                                   ARTICLE IX
                                     BYLAWS

The Board of Directors shall have the power to make, adopt, amend, or repeal the Bylaws of the Corporation.

                                    ARTICLE X
                   AMENDEMENTS TO THE ARICLES OF INCORPORATION

In the event that the Board of Directors of the Corporation determines that it is in the Corporation's best interest to amend these Articles of Incorporation, the board of directors shall adopt a resolution setting forth the proposed amendment and declaring its advisability and submit the matter to the stockholders entitle to vote thereon for the consideration thereof in accordance with the provisions of the NRS and these Articles of Incorporation. In the resolution setting forth the proposed amendment, the board of directors may insert a provision allowing the board of directors to later abandon the amendment, without concurrence by the stockholders, after the amendment has received stockholder approval but before the amendment is filed with the Nevada Secretary of State.


                                   ARTICLE XI
                LIMITATION OF LIABILITY OF DIRECOTRS AND OFFICERS

A director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, except for: (1) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or (2) the payment of dividends in violation of NRS 78.300. Any repeal or modification of the provisions of this
Article XI by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation with respect to any act or omission occurring prior to the effective data e of such repeal or modification. If the Nevada Corporation Law hereafter is emended to authorize the further elimination or limitation of the liability of directors or officers, then the liability of a director or officer of the Corporation, in addition to the limitation on personal liability provided here, shall be limited to the fullest extent permitted by the amended Nevada Corporation Law.

In the event that any of the provisions of this Article XI (including any provision within a single sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions are severable and shall remain enforceable to the fullest extent permitted by law.


                                   ARTICLE XII
                                 INDEMNIFICATION

The Corporation  shall, to the fullest extent  permitted by the provisions of as
78.7502 of the Nevada Revised Statues, as the same may be amended and supplemented, indemnify any and all personas whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under the Bylaws, agreement, vote of stockholders, or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.